Exhibit 10.8.19
Jack in the Box Inc.
2023 Omnibus Incentive Plan

Restricted Stock Unit Award Grant Notice
(Non-Employee Director)

Jack in the Box Inc. (the “Company”) hereby grants to Participant a Restricted Stock Unit Award (the “Award”) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth below. This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”), in the Restricted Stock Unit Award Agreement attached hereto (the “Agreement”) and the Plan, which is available by logging into your E*TRADE brokerage account. Both the Agreement and the Plan are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement

Participant:
Date of Grant:
Number of RSUs Subject to Award:

Vesting Schedule: Subject to Section 2 of the Agreement, 100% of the RSUs will vest on the first business day following the 12-month anniversary of the Date of Grant.
Issuance Schedule: One share of Common Stock will be issued for each RSU that vests at the time set forth in Section 7 of the Agreement.
Additional Terms/Acknowledgements: By Participant’s electronic acceptance of this Award via Participant’s E*TRADE brokerage account, Participant acknowledges Participant’s understanding and agreement to the following:
•This Award is governed by this Grant Notice, the Agreement and the Plan, all of which are made part of this document. Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy, in each case that specifies the terms that should govern this Award and (ii) the Jack in the Box Inc. Clawback Policy Statement, any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts, to the extent applicable and permissible under Applicable Law.
•Participant consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Participant’s acceptance of this Award, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company.
•Participant understands that Participant is not required to accept this Award; provided, that if the Participant does not accept this Award prior to the date on which the Award is scheduled to vest under the

“Vesting Schedule” set forth above (or on such earlier date as required by the Company and communicated in writing to Participant), this Award and the RSUs granted hereunder will be null and void and Participant will have no rights thereto.
Instruction: To accept the Award, you must login to your E*Trade participant account (the Company’s designated broker for stock plan awards) and accept the terms and provisions of the Grant Notice with the attached Restricted Stock Unit Award Agreement (the “RSU Award Grant Notice”), in addition to the Plan and the Prospectus. Upon logging into your account, you can find the Action Items link on the homepage which will take you to the RSU Award Grant Notice pending review and acceptance. Before accepting the RSU Award Grant Notice, you will need to open and review the Plan and Prospectus.

Attachment: Restricted Stock Unit Award Agreement

Attachment I
Jack in the Box Inc.
2023 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement
(Non-Employee Director)

Pursuant to the accompanying Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), Jack in the Box Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) set forth in the Grant Notice. This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.
1. Grant of the Award. This Award represents your right to be issued on a future date (as set forth in Section 7) one share of Common Stock for each Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement. This Award was granted in consideration of your services to the Company. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than services to the Company) with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the issuance of any shares of Common Stock in respect of this Award.
2. Vesting. Subject to the limitations contained herein, this Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that vesting will accelerate upon the earlier of (i) the cessation of your Continuous Service for any reason (including your death), provided such cessation of service constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”) and (ii) upon a Change in Control, provided such Change in Control also constitutes a “change in control event” (as determined under Treasury Regulations Section 1.409A-3(i)(5)).
If you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then the shares in respect of your vested Restricted Stock Units shall be issued as described in Section 7 below on the date that is six months and one day following the date of your Separation from Service, or, if earlier, the date of your death (the “Six Month Delay”).
3. deferral Election. You may elect to defer the issuance of shares in respect of Restricted Stock Units that vest under this Award until the earlier of your termination of Continuous Service or a Change in Control, provided such election is made on a timely basis in compliance with the requirements of Section 409A of the Code. Your election with respect to the deferral of shares under this Award shall be submitted in writing and in a form reasonably acceptable to the Company within the time period established by the Company in accordance with the preceding sentence. If you have made such an election, distribution of the shares in respect of Restricted Stock Units that vest under this Award, if any, shall be deferred until the earliest event specified in Section 7(b), as applicable. If you fail to make an express election with respect to the deferral of shares under this Award, you shall be deemed to have elected not to defer any shares issuable under this Award.
4. Number of Restricted Stock Units and Shares of Common Stock.
(a) The number of Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.

(b) Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 4 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Restricted Stock Units subject to this Award to which they relate.
(c) No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 4. Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.
5. Securities Law Compliance. You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.
6. Transferability. This Award is not transferable, except by will or by the laws of descent and distribution and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of this Award. For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award, subject to Section 8 below.
7. Issuance of Shares. In the event one or more Restricted Stock Units subject to this Award vests, subject to satisfaction of, if applicable, the tax withholding obligations set forth in Section 12, the Company will issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests as follows:
(a) If you have not made an election with respect to the deferral of the Award pursuant to Section 3, such issuance will occur on the earliest of the following:
(i) Upon the regular vesting date of the Award in accordance with the vesting schedule set forth in the Grant Notice (or within 30 days thereafter, as determined by the Company in its sole discretion);
(ii) Upon your cessation of your Continuous Service for any reason that also constitutes a Separation from Service (or within 30 days thereafter, as determined by the Company in its sole discretion), subject to the Six Month Delay if you are a “specified employee” as described in Section 2 above.
(iii) Upon a Change in Control, provided such event also constitutes a “change in control event” (as determined under Treasury Regulations Section 1.409A-3(i)(5))(or within 30 days thereafter, as determined by the Company in its sole discretion).
(b) If you have made an election with respect to the deferral of the Award pursuant to Section 3, such issuance will occur on the earliest of the following:
(i) Upon your cessation of your Continuous Service for any reason that also constitutes a Separation from Service (or within 30 days thereafter, as determined by the Company in its sole discretion), subject to the Six Month Delay if you are a “specified employee” as described in Section 2 above; and
(ii) Upon a Change in Control, provided such event also constitutes a “change in control event” (as determined under Treasury Regulations Section 1.409A-3(i)(5))(or within 30 days thereafter, as determined by the Company in its sole discretion).
The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

8. Stock Holding Requirement. As a condition to receipt of this Award, you hereby acknowledge and agree to be bound by Company’s applicable stock holding requirements that could require you to hold and not transfer under any circumstance until your stock ownership requirement is met (“Hold Until Met Requirement”) some or all of the total shares of Common Stock issued to you pursuant to vesting of this Award. You acknowledge that as of the date of this Award, the Hold Until Met Requirement under the Company’s current stock ownership requirement applicable to you is 50% (rounded to the nearest whole share) of the shares of Common Stock issued to you under this Award, net of any portion withheld to satisfy your Withholding Taxes described in Section 12 (if applicable) and that the Company may, in its sole discretion, increase or otherwise change the Hold Until Met Requirement that apply to you from time to time.
9. Dividends.
(a) Except as provided below in Section 9(b), you will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.
(b) Notwithstanding the foregoing, if you have made an election with respect to the deferral of shares issuable in respect of vested Restricted Stock Units under the Award pursuant to Section 3 and the Restricted Stock Units have vested, then the following provisions shall apply: the Award shall be credited with additional Restricted Stock Units (and any fractions thereof) with respect to the vested deferred Restricted Stock Units (and any fractions thereof) subject to the Award as dividend equivalents at such time(s), if any, that cash dividends are paid on the Common Stock. The number of additional Restricted Stock Units (and any fractions thereof) to be credited shall be determined by multiplying the number of vested Restricted Stock Units (and fractions thereof) deferred by you (which shall include any Restricted Stock Units (and fractions thereof) credited to the Award in connection with dividends under this Section 9(b)), times the dollar amount of the cash dividend per share of Common Stock, then dividing by the Market Value (as defined below) of a share of Common Stock on the dividend payment date, and then rounding to the nearest hundredth. Any additional Restricted Stock Units (and any fractions thereof) credited to an Award under this Section 9(b) shall be vested immediately upon the time of such crediting.
For purposes of this Section 9(b), “Market Value” shall mean the average of the closing prices of the Common Stock as quoted on the NASDAQ Global Select Market during the ten (10) trading days immediately preceding the date in question, or, if the Common Stock is not quoted on such market, on the principal national securities market or exchange in the United States registered under the Securities Exchange Act of 1934, as amended, on which the Common Stock is listed, or, if the Common Stock is not then reported thereon, any similar system then in use, as selected by the Board, or if no such quotations are available, the fair market value on the date in question of a share of the Common Stock as determined by a majority of the members of the Board in good faith.
10. Restrictive Legends. The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.
11. Award Not a Service Contract. This Award is not an employment or service contract, and nothing in this Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or consultant for the Company or an Affiliate.
12. Tax Withholding Obligations.
(a) You acknowledge that, regardless of any action taken by the Company, or if different, the Affiliate employing or engaging you (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the Award, the issuance of shares in settlement of vesting of the Award, the subsequent sale of any shares of Common Stock acquired pursuant to the Award and the receipt of any dividends; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b) On or before the time you receive a distribution of any shares of Common Stock in respect of this Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate in connection with any Tax-Related Items that arise in connection with this Award (the “Withholding Taxes”). The Company shall arrange a mandatory sale (on your behalf pursuant to your authorization under this section and without further consent) of the shares of Common Stock issued in settlement upon the vesting of your Restricted Stock Units in an amount necessary to satisfy the Withholding Taxes and shall satisfy the Withholding Taxes by withholding from the proceeds of such sale (the “Mandatory Sell to Cover”). You hereby acknowledge and agree that the Company shall have the authority to administer the Mandatory Sell to Cover arrangement in its sole discretion with a registered broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as the Company may select as the agent (the “Agent”) who will sell on the open market at the then prevailing market price(s), as soon as practicable on or after each date on which your Restricted Stock Units vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to you in connection with the vesting of the Restricted Stock Units sufficient to generate proceeds to cover (A) the Withholding Taxes that you are required to pay pursuant to the Plan and this Agreement as a result of the vesting of the Restricted Stock Units (or shares being issued thereunder, as applicable) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto any remaining funds shall be remitted to you.
(c) If, for any reason, such Mandatory Sell to Cover does not result in sufficient proceeds to satisfy the Withholding Taxes, or if such Mandatory Sell to Cover is not permitted by applicable law, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the Employer; (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your Restricted Stock Units with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Board or Compensation Committee.
(d) Unless the tax withholding obligations of the Company and/or any Affiliate with respect to the Tax-Related Items are satisfied, the Company shall have no obligation to deliver to you any Common Stock.
(e) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Tax-Related Items withholding obligation was greater than the amount withheld by the Company or your Employer, you agree to indemnify and hold the Company and your Employer harmless from any failure by the Company or your Employer to withhold the proper amount.
(f) You acknowledge that the Mandatory Sell to Cover is imposed by the Company on you pursuant to the terms of the Award.

(g) The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts, or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or Employer (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, you may seek a refund from the local tax authorities. You must pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.
13. Unsecured Obligation. This Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.
14. Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
15. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.
16. Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17. Governing Plan Document. This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.
18. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
19. Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits, to the extent applicable, under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
20. Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.
21. Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.
22. Compliance with Section 409A of the Code. This Award is intended to comply with, and will be construed to the greatest extent possible as consistent with, the requirements of Section 409A of the Code. If (i) you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any of the payments upon such Separation from Service set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six (6) months and one (1) day after the date of such Separation from Service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 22 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein. Each installment of Restricted Stock Units that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).
23. 280G Parachute Payments.
(a) Notwithstanding anything in this Agreement or any other agreement with the Company or any affiliate to the contrary, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment” and together the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), and (B) the reduction of the Payments to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after-tax amount (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes) than if such Payments were not reduced, then the Payments shall be reduced to the Safe Harbor Cap. If the reduction of the Payments would not result in a greater after-tax result to you (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes), then no Payments shall be reduced pursuant to this provision. You shall be solely responsible for payment of the Excise Tax and such other applicable federal, state, and local income and employment taxes.
(b) The reduction of the Payments, if applicable, shall be made by applying any reduction in the following order: (A) first, any cash amounts payable to you as a severance benefit (excluding the accelerated vesting set forth in Section 2 of this Agreement) or otherwise; (B) second, any amounts payable on your behalf for continued health insurance coverage; (C) third, any other cash amounts payable to or on your behalf, such as for outplacement benefits, or otherwise; (D) fourth, any payments or benefits under any nonqualified deferred compensation plan; (E) fifth, outstanding performance-based equity grants; and (F) finally, any time-vesting equity grants. In each case, Payments will be reduced beginning with Payments that would be made last in time.
(c) All determinations required to be made under this Section 23 shall be made by the public accounting firm that is retained by the Company or such other nationally recognized public accounting firm appointed by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to you and the Company within fifteen (15) business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon you and the Company.
24. Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
25. Miscellaneous.
(a) The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.
(c) You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.
(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
* * *
This Restricted Stock Unit Award Agreement will be deemed to be accepted by you upon your acceptance of the Restricted Stock Unit Award Grant Notice to which it is attached.